Exhibit 23.3

                       CONSENT OF INDEPENDENT AUDITORS

          The Board of Directors and Stockholders
          SoftKey International Inc.
          (formerly WordStar International Incorporated):

          We consent to incorporation by reference in the registration statement on Form S-3 of SoftKey International Inc. of our report dated September 13, 1993, relating to the consolidated statements of operations, stockholders' equity, and cash flows of WordStar International Incorporated and subsidiaries for the year ended June 30, 1993, and the related schedule, which report appears in the December 31, 1995 annual report on Form 10-K of SoftKey International Inc., and to the reference to our firm under the heading of "Experts" in the prospectus.

                                             /s/ KPMG PEAT MARWICK LLP

          San Francisco, California
          April 4, 1996